Exhibit 99.1

Gopher Protocol Completes Alpha Phase (Session B) Demonstrating a Preponderant Distance For Transmitting a Signal to its First Product, the Gopher Patch - No GPS or conventional network needed!

San Diego, California, February 10, 2016 – Gopher Protocol Inc. (OTC: GOPH) (“Gopher” and/or “the Company”) and its partners today announced that, in connection with its GopherInsight™ technology, the company achieved session B to it’d Alpha Phase for its first product, under the internal project name: GopherAntiTheft™.

As advised by the company on it’s press release regarding session A, from February 2, 2016 - the company is currently releasing session B of its Alpha Phase demonstrating a preponderant distance for signal transmission.

GopherAntiTheft™ is an electronic circuit including a proprietary microchip that is within a sticky patch package (the "patch"). The patch can be affixed to any object, mobile or static, in order to track its location anywhere on Earth. The electronic circuit communicates with other similar working patches via a separate, secured, and private network. Upon affixing the patch on an object, the circuit is turned on, after which the electronic circuit regularly transmits an identification signal in order to identify the device’s geographical location, worldwide in a preset time intervals. The patch works in conjunction with a software application to provide tracking function operations via map and on-Earth coordinates. The system includes its own power source.

The patch will also perform an emergency feature! Users will be able to register the patch ID on mobile apps of selected relatives and friends. In the event of an emergency situation, one would simply peel the patch off. Upon removing the patch, it operates in a constant transmission mode, sending emergency signals. The patch also alerts the user's friends and family about the user's location. No GPS or conventional network is needed.

The Alpha Phase is the first phase to begin software testing for the patch and in this phase, developers generally test the software/device. Alpha indicates that "A" test was performed and that the new product has been verified prior to a public announcement, the patch has been tested and is functional - https://youtu.be/OogrocKeh7g.

Gopher and its partners are preparing to introduce the patch to the market. The product will be presented for pre-sale, utilizing social media and a designated website http://www.gatpatch.com/ on top of customary distributing channels for the product, for which further announcements will be provided.

About Gopher Protocol Inc.

Gopher Protocol Inc. (“Gopher”) (OTC: GOPH) (http://gopherprotocol.com/) is Development-stage Company that is developing a real-time, heuristic based, mobile technology. Upon development, the technology will consist of a smart microchip, mobile application software and supporting software that run on a server. The system contemplates the creation of a global network, worldwide. Gopher believes this will be the first system that is developed using a human, heuristic based analysis engine. Since the core of the system will be its advanced microchip that will be able to be installed any mobile device, worldwide, Gopher expects that this will result in an internal, private network between all mobile devices utilizing the device by providing mobile technology for computing power enhancement, advanced mobile database management/sharing, and additional mobile features.

Contact:

Dr. Dan Rittman, CTO
Gopher Protocol Inc.
888-685-7336